Exhibit 10.1

Executive Compensation Notification

Chairman and Chief Executive Officer

2013 Fiscal Year Compensation Program of Chairman and Chief Executive Officer.

2013 Fiscal Year Base Salaries: Table I below sets forth the 2013 fiscal year base salaries for Mr. Horton and Mr. Tomnitz.

Table I

Name	Office	Annual Base Salary (2013 Fiscal Year)	Performance Bonus (2013 Fiscal Year)
Donald R. Horton	Chairman of the Board	$1,000,000	See Below

Donald J. Tomnitz	Vice Chairman, President and CEO	$900,000	See Below

2013 Fiscal Year Annual Performance Bonus: The Compensation Committee approved performance-based goals for measuring short-term performance bonuses that may be earned by Mr. Horton and Mr. Tomnitz during the 2013 fiscal year. The 2013 performance goals were established under the Company’s 2000 Amended and Restated Incentive Bonus Plan. The 2013 fiscal year performance goal for Mr. Horton and Mr. Tomnitz relates to achieving positive consolidated pre-tax income as set forth below.

Annual Performance Bonus – Performance Related to Pre-Tax Income:

Under the 2013 fiscal year performance bonus program, each of Mr. Horton and Mr. Tomnitz has the opportunity to earn the following performance-based bonus:

(1)	Up to 1.0% of Pre-Tax Income of the Company for the six-month period ending March 31, 2013 (but not below $0), and

(2)	Up to 1.0% of Pre-Tax Income of the Company for the six-month period ending September 30, 2013 (but not below $0).

“Pre-Tax Income” shall mean income before income taxes, as publicly reported by the Company in its quarterly or annual financial statements, as applicable, prepared in accordance with generally accepted accounting principles. The financial statements shall mean the consolidated financial statements of the Company.

At the end of the 2013 fiscal year, the Committee may use its sole discretion to adjust downward, in part or in whole, the Annual Performance Bonus based on performance of the Company, including based on total annual Pre-Tax Income, and performance of the participant. Provided that for the fiscal year ending September 30, 2013 that no more than 1% of Pre-Tax Income for the year shall be paid to Mr. Horton or Mr. Tomnitz under this bonus plan.

Other Long-Term Benefits.

Consistent with prior years, Mr. Horton and Mr. Tomnitz may participate in two separate deferred compensation plans. The first plan allows the executive to make voluntary income deferrals. The second plan is a promise by the Company to pay retirement benefits to the executive. Furthermore, if the executive is employed by the Company on the last day of the current fiscal year (for example September 30, 2013), then the Company will establish a liability to him equal to 10% of his annual base salary as of the first day of the current fiscal year (for example October 1, 2012). This liability will accrue earnings in future years at a rate established by the administrative committee.